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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                         SEC FILE NUMBER 0-30799
                                                         CUSIP NUMBER 68232U100

(Check One)  [x] Form 10-K or Form 10KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q [ ] Form N-SAR

For Period Ended: December 31, 2002
                  -----------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:__________


Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: OnCure Technologies Corp.


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Former Name if Applicable:
                          ------------------------------------------------------

Address of Principal Executive Office (Street and Number):
        610 Newport Center Drive, Suite 350
 --------------------------------------------------

City, State and Zip Code:  Newport Beach, CA 92660
                           -----------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)   The reasons described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense;
       | (b)   The subject annual report, semi-annual report, transition report
  [x]  |       on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
       |       thereof, will be filed on or before the fifteenth calendar day
       |       following the prescribed due date; or the subject quarterly
       |       report or transition report on Form 10-Q, or portion thereof will
       |       be filed on or before the fifth calendar day following the
       |       prescribed due date; and
       | (c)   The accountant's statement or other exhibit required by Rule
       |       12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         OnCure Technologies Corp. (the "Company") is unable to file its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 in the prescribed time period without unreasonable effort or expense due to the time expended by management in connection with the proposed Mission Viejo transaction. The Company anticipates that the Form 10-KSB will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Richard A. Baker                       (949)             721-6540
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              (Name)                        (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
       answer is no, identify report(s).            [x]Yes      [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
       report or portion thereof?                   [ ]Yes      [x]No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                       2

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                            OnCure Technologies Corp.
                            ------------------------
                  (Name of Registrant as Specified in Charter)


has each caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:         March 31, 2003             OnCure Technologies Corp. (Registrant)
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                              By: /s/ Richard A. Baker
                                 ---------------------
                              Name:   Richard A. Baker
                              Title:  Senior Vice President and
                                      Chief Financial Officer